CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.19.4

LA4-8613D
BOARD FILE NO. LA4-8613D

Mayor Vice President

LAX

Van Nuys

City of Los Angeles

Ent Garcetti
Mayor

Board of Airport

Commissioners

Sean O. Burton

President

Valeria C. Velasco
Vice President

Gabriel L. Eshaghian

Beatrice C. Hsu

Nicholas P. Roxborough

Dr. Cynthia A. Telles

Karim Webb

Justin Erbacci

Interim Chief Executive Officer

RESOLUTION NO. 27003

BE IT RESOLVED that, on recommendation of Management, the Board of Airport Commissioners approved revision of the payment terms of all Concession Agreements listed in Attachments 1, 2, and 3 of the Board-adopted staff report, attached hereto and made part hereof, to only require payment of percentage rent as defined in their respective Concession Agreement instead of Minimum Annual Guarantee for the period starting April 1, 2020 through June 30, 2020; and

BE IT FURTHER RESOLVED that Board further approved revision of the payment terms for all Concession Agreements listed on Attachment 1 of the Board-adopted staff report, attached hereto and made part hereof, to allow deferral of payment of percentage rent until July 1, 2020 through December 31, 2020 in equal monthly installments; and

BE IT FURTHER RESOLVED that the Board established a temporary Overflow Rental Car Parking Rate of $3.61 per square foot per year; and

BE IT FURTHER RESOLVED that the Board authorized the Interim Chief Executive Officer to implement a Program to revise Concession Agreements and implement a temporary policy to forbear on implementing default provisions related to payment of Minimum Annual Guarantees for the affected Concessionaires as set forth in the Board-adopted staff report, attached hereto and made part hereof; and

BE IT FURTHER RESOLVED that the Board further authorized the Interim Chief Executive Officer or designee to execute Letter Agreements with the terms and conditions in the Program, subject to City Attorney approval as to form and Los Angeles City Council approval; and

BE IT FURTHER RESOLVED that this item, as a continuing administrative, maintenance and personnel-related activity, is administratively exempt from California Environmental Quality Act (CEQA) requirements pursuant to Article II, Section 2.f of the Los Angeles City CEQA Guidelines; and

BE IT FURTHER RESOLVED that this action is subject to the provisions of Los Angeles City Charter Sections 606.

o0o

I hereby certify that this Resolution No. 27003 is true and correct, as adopted by the Board of Airport Commissioners at its Special Meeting held on Thursday, April 16, 2020.

Grace Miguel Secretary

BOARD OF AIRPORT COMMISSIONERS

Approved by City Council on April 22, 2020

1 World Way Los Angeles California 90045-5803 Mall P.O. Box 92216 Los Angeles California 90009-2216 Telephone 855 463 5252 Internet www.lawa.org

Los Angeles World Airports

REPORT TO THE BOARD OF AIRPORT COMMISSIONERS

Item Number 7

Dave Jones

Approved by: Dave Jones - Director Airline Property and Concession Services

VJ

Reviewed by: Jeffrey Utterback, Deputy Executive Director – Commercial Development Group

D. Timothy Dazé

City Attorney

Justin Erbacci

Justin Erbacci, Interim Chief Executive Officer

Meeting Date:

4/16/2020

CAO Review:

☐ Completed
☒ Pending
☐ N/A

Reviewed for	Date	Approval Status	By
Finance	4/6/2020	☒Y ☐N ☐NA	CI
CEQA	4/6/2020	☒Y ☐N	PI
Procurement	4/6/2020	☒Y ☐N ☐Cond	LK
Guest Experience	4/6/2020	☒Y ☐N	BY
Strategic Planning	4/6/2020	☒Y ☐N ☐NA	KV

SUBJECT: Approval of Revisions of the Terms of all Concessions Agreements based on Minimum Annual Guarantees for the Concessions at Los Angeles International Airport affected by the decline in passengers resulting from Travel Restrictions due to COVID-19.

Approve revision of the payment terms of all Concessions Agreements based on Minimum Annual Guarantee so that all concessionaires impacted by the decline in passengers resulting from COVID-19 travel restrictions will only be required to pay percentage rent as defined in their Concession Agreement instead of Minimum Annual Guarantee from April 1, 2020 through June 30, 2020.

RECOMMENDATIONS:

Management RECOMMENDS that the Board of Airport Commissioners:

1.	ADOPT the Staff Report.

2.	DETERMINE that this action is administratively exempt from the California Environmental Quality Act (CEQA) pursuant to Article II, Section 2.f of the Los Angeles City CEQA Guidelines.

3.

APPROVE a revision of the payment terms of all Concession Agreements listed in Attachments 1, 2, and 3 to only require payment of percentage rent as defined in their respective Concession Agreement instead of Minimum Annual Guarantee for the period starting April 1, 2020 through June 30, 2020;

_________________________________

COV1D-19 Rent Relief

Concession Agreements

4.

APPROVE a revision of the payment terms for all Concession Agreements listed on Attachment 1 to allow deferral of payment of percentage rent until July 1, 2020 through December 31, 2020 in equal monthly installments;

5.	ESTABLISH a temporary “Overflow Rental Car Parking Rate of $3.61 PSFPY; and,

6.

AUTHORIZE the Interim Chief Executive Officer to implement a Program to revise Concession Agreements and implement a temporary policy to forbear on implementing default provisions related to payment of Minimum Annual Guarantees for the affected Concessionaires as set forth in this report.

7.

AUTHORIZE the Interim Chief Executive Officer or his designee to execute Letter Agreements with the terms and conditions in the Program, subject to City Attorney approval as to form and Los Angeles City Council approval.

DISCUSSION:

1.	Purpose

[**]

2.	Prior Related Actions

None

3.	Current Action

Los Angeles World Airports (LAWA) operates a comprehensive concessions program at Los Angeles International Airport (LAX) that includes Advertising and Sponsorship, Duty Free Merchandise, Food and Beverage, Retail, and Services operators in the terminal facilities and on-airport and off-airport Rental Car operations outside the terminals. A complete list of concession operators at LAX is shown in Attachment 1.

These concessionaires provide LAX guests a complete line of food, beverage, retail, service and rental car options. The concessions program at LAX has received multiple awards for excellence in overall program and design. Concession sales correlate directly to passenger traffic.

[**]

[**]

_________________________________

COV1D-19 Rent Relief

Concession Agreements

[**]

Impacts of COVID-19

The passenger declines due to the COVID-19 impact on travel have resulted in sales declines in direct relation to the approximately 90% decline in passenger traffic year over year, based on Transportation Security Administration (TSA) screenings reported for the last week of March 2020. This decline in sales has forced all concessions at LAX to revisit their operating hours and take other cost cutting measures, including closing some locations and laying off staff. As of March 26, 2020, concessionaires have laid off or furloughed 1,390 staff out of the approximately 4,000 employed prior to the downturn in passenger traffic.

[**]

LAWA has conducted multiple meetings and outreach sessions with the concessionaires to facilitate information sharing as COVID-19 impacted passenger traffic and operating procedures developed. At these meetings, the concessionaires shared revised operating plans that focus on the safety of their employees and LAX guests in accordance with health department directives, and the emergency measures to alter operating hours they have been enacted in reaction to the passenger traffic declines from restrictions on travel to the U.S. from many international destinations. As noted above, sales income has fallen to the point where the concessionaires have said that monthly rent obligations exceed monthly income. LAWA also has conducted outreach sessions with labor organizations representing the workers for these businesses.

The recently-enacted federal relief law allocates funds to certain airports and airport stakeholders, provided they take particular steps, including keeping their workforces intact. Although the legislation does not specifically provide relief to concessionaires, they and their employees will be important to the airport’s recovery. Consistent with that legislation, LAWA has developed the following program to provide assistance to our concession business partners.

Proposed In-Terminal Agreement Revisions

[**] This action is necessary to prevent the permanent shutdown of Food and Beverage, Retail, Rental Car and Service concessions, which are a vital part in the operations and financial sustainability of LAX. Based on differences with the concession operations, LAWA developed the following three temporary relief programs:

_________________________________

COV1D-19 Rent Relief

Concession Agreements

I.In-Terminal Food and Beverage, Retail, and Services Concessions

For the in-terminal food and beverage, retail and services concession agreements listed on Attachment 1:

●The Duration Period shall be the period from April 1, 2020 to June 30, 2020;

●[**]

●[**]

●[**]

●[**]

For In-Terminal Concessionaires to qualify for this temporary relief program each concessionaires will be required to:

a)	Comply with all applicable City Ordinances;

b)

Commit to re-employ laid off staff in direct proportion to increases in sales during the recovery period so that on a quarterly basis, employment numbers increase in proportion to sales increases, using December 2019 payroll levels and sales as the basis of full employment/sales; and to re-employ staff and management in the same proportion and ratio as was in place in December 2019; Additionally Concessionaires shall adhere to all federal requirements with respect to use of funds in the event they qualify and receive funding from the Coronavirus Aid, Relief, and Economic Security Act, widely known as the CARES Act or any future federal relief program;

c)

Maintain health insurance coverage for two months at the same rate and level as prior to the layoffs or reduction in hours for all employees who qualified for health insurance coverage during February 2020. This requirement applies to all employees who have been laid off, furloughed, or experienced reduced hours since March 1, 2020 or may be laid off or furloughed as a result of COVID 19;

d)	Pass along to all sub-concessionaires the same benefits received by the prime and/or Terminal Commercial Manager on a ratable basis;

e)	Have all accounts receivable status current;

f)	Have fully funded Faithful Performance Guarantees (FPG) and agree that LAWA can draw down on the FPG if concessionaire misses any payments; and,

g)	Demonstrate that the concessionaire is not entitled to any business interruption insurance benefits that are redundant to this program

_________________________________

COV1D-19 Rent Relief

Concession Agreements

II.	Advertising and Sponsorship Concession — Terminal Media Operator

For the advertising/sponsorship concessionaire agreement listed on Attachment 2:

●	The Duration Period shall be the 90-day period from April 1, 2020 to June 30, 2020; and,

●	[**]

For the Terminal Media Operator to qualify for this temporary relief program they will be required to:

a)	Comply with all applicable City Ordinances;

b)

Commit to re-employ laid off staff in direct proportion to increases in sales during the recovery period so that on a quarterly basis, employment numbers increase in proportion to sales increases, using December 2019 payroll levels and sales as the basis of full employment/sales;

c)	Have all accounts receivable status current;

d)	Have fully funded Faithful Performance Guarantees (FPG) and agree that LAWA can draw down on the FPG if concessionaire misses any payments; and,

e)	Demonstrate that the concessionaire is not entitled to any business interruption insurance benefits that are redundant to this program

III.	Rental Car Concessions

For the On-Airport Rental Car concession agreements listed on Attachment 3:

●	The Duration Period shall be the 90-day period from April 1, 2020 to June 30, 2020; and,

●	[*]

For On-Airport and Off-Airport Rental Car Concessionaires to qualify for this temporary relief program each concessionaires will be required to:

a)	Comply with all applicable City Ordinances

b)

Commit to re-employ laid off staff in direct proportion to increases in sales during the recovery period so that on a quarterly basis, employment numbers increase in proportion to sales increases, using December 2019 payroll levels and sales as the basis of full employment/sales;

c)	Pass along to all sub-concessionaires the same benefits received by the prime on a ratable basis;

_________________________________

COV1D-19 Rent Relief

Concession Agreements

d)	Have all accounts receivable status current;

e)	Have fully funded Faithful Performance Guarantees (FPG) and agree that LAWA can draw down on the FPG if concessionaire misses any payments; and,

f)	Demonstrate that the concessionaire is not entitled to any business interruption insurance benefits that are redundant to this program.

Proposed Rental Car Temporary Overflow Parking Rate

Because of the dramatic decline in passenger traffic, the rental car companies are experiencing a large over supply of rental cars. The rental car concessionaires have requested that LAWA lease them currently vacant land temporarily to allow them to store this excess inventory. Staff have identified several vacant lots and plan to offer these spaces in proportion to the rental car current market share. The current approved rates for similar land is $5.91 PSFPY. Staff propose to establish a new temporary “Overflow Rental Car Parking Rate” of $3.61 PSFPY for the rental car companies to store vehicles during this extraordinary time.

How this action advances a specific strategic plan goal and objective

This action advances this strategic goal and objective: Sustain a Strong Business: Diversify and grow revenue sources, and manage costs. Authorizing and approving Temporary Rent Relief and Forbearance Period Program for the concessionaires impacted by the decline in passenger traffic resulting from the impacts of COVID-19 will enable the concessionaires to substantially reduce operating expenses during the period that sales are impacted. Temporarily relieving the burden of the MAG rent component will allow concessionaires to pay rent based on percentage of sales and airport revenues will recover in parallel to passenger level increases, which are highly correlated with concession sales levels.

Action Requested

[**]

Fiscal Impact

[**]

_________________________________

COV1D-19 Rent Relief

Concession Agreements

4.	Alternatives Considered

●	Take No Action

[**]

APPROPRIATIONS:

No appropriation of funds is required for this action.

STANDARD PROVISIONS:

1.

This item, as a continuing administrative, maintenance and personnel-related activity, is administratively exempt from California Environmental Quality Act (CEQA) requirements pursuant to Article II, Section 2.f of the Los Angeles City CEQA Guidelines.

2.	This proposed document(s) is/are subject to approval as to form by the City Attorney.

3.	Actions taken on this item by the Board of Airport Commissioners will become final pursuant to the provisions of Los Angeles City Charter Section 606.

4.	This action is not subject to the provisions of the Living Wage/Service Contractor Worker Retention Ordinances.

5.	This action is not subject to the provisions of the Business Enterprise (BE) Programs.

6.	This action is not subject to the provisions of the Affirmative Action Program.

7.	This action does not require a Business Tax Registration Certificate number.

8.	This action is not subject to the provisions of the Child Support Obligations Ordinance.

9.	This action is not subject to the insurance requirements of the Los Angeles World Airports.

10.	This action is not subject to the provisions of Charter Section 1022 (Use of Independent Contractors).

11.	This action is not subject to the provisions of the Contractor Responsibility Program.

12.	This action is not subject to the provisions of the Equal Benefits Ordinance.

13.	This action is not subject to the provisions of the First Source Hiring Program.

14.	This action is not subject to the provisions of Bidder Contributions CEC Form 55.

_________________________________

COV1D-19 Rent Relief

Concession Agreements

Attachment 1

LAWA Concession Operators/Agreements

Terminal Concessions

Terminal Commercial Management Concession Agreement	URW Airports, LLC	LAA-8640
Terminal Commercial Management Concession Agreement	URW Airports, LLC	LAA-8613
Airport Duty Free Merchandise Concession Agreement	DFS Group, L.P.	LAA-8647
Retail Concession Agreement (Hudson Group)	Hudson-Magic Johnson Enterprises-Concourse Ventures, LLC	LAA-8550
Retail Concession Agreement (Hudson Group)	LAX Retail Magic 2 JV	LAA-8551
Retail Concession Agreement (Hudson Group)	LAX Retail Magic 3-4 JV	LAA-8552
Retail Concession Agreement (Hudson Group)	LAX Retail Magic 3-4 JV	LAA-8542
Food and Beverage Concession Agreement	Areas USA LAX, LLC	LAA-8546
Food and Beverage Concession Agreement	Areas USA LAX, LLC	LAA-8547
Food and Beverage Concession Agreement	Areas USA LAX, LLC	LAA-8548
Branded Coffee and Food and Beverage Concession Agreement	Areas USA LAX, LLC	LAA-8843
Fast Casual Dining and Branded Coffee Food and Beverage Agreement	Areas USA LAX, LLC	LAA-8964
Food and Beverage Concession Agreement (Delaware North Companies Travel Hospitality Services)	DN/Dakota JME 8589 Farmers, LLC	LAA-8589
Food and Beverage Concession Agreement (Delaware North Companies Travel Hospitality Services)	DN/Dakota JME 8549 Pucks, LLC	LAA-8549
Food and Beverage Concession Agreement (HMS Host Corp)	Host International, Inc	LAA-8554
Food and Beverage Concession Agreement (HMS Host Corp)	Host International, Inc	LAA-8586
Food and Beverage Concession Agreement (HMS Host Corp)	Host International, Inc	LAA-8587
Automated Retail Concession Agreement	New Zoom, Inc. dba Zoom Systems	LAA-8852
Concession Agreement (For Vending Machine Services)	Bottling Group LLC	LAA-8882
Non-Exclusive Space Use License Agreement (For Expedited Traveler Services)	Al Clear, LLC	LAA-8946
Concession Agreement	XpresSpa	LAA-8543
Currency Exchange and Business Services Concession Agreement	Lenlyn Ltd dba ICE Currency Services	LAA-8831

Attachment 2

LAWA Concession Operators/Agreements

Terminal Concessions

Terminal Media Operator Concession Agreement	JCDecaux Airport, Inc.	LAA-8796

Attachment 3

LAWA Concession Operators/Agreements
On Airport Rental Cars

Concession Agreement	On-Airport Rental Car	Alamo Rental (US) LLC	LAA-8139
Concession Agreement	On-Airport Rental Car	Avis Rent A Car System, LLC	LAA-8137
Concession Agreement	On-Airport Rental Car	Budget Rent A Car System, Inc.	LAA-8138
Concession Agreement	On-Airport Rental Car	DTG Operations, Inc. dba Dollar Rent A Car	LAA-8141
Concession Agreement	On-Airport Rental Car	DTG Operations, Inc. dba Thrifty Car Rental	LAA-8144
Concession Agreement	On-Airport Rental Car	Enterprise Rent-A-Car Company of Los Angeles, LLC	LAA-8142
Concession Agreement	On-Airport Rental Car	Fox Rent A Car, Inc.	LAA-8143
Concession Agreement	On-Airport Rental Car	The Hertz Corporation	LAA-8136
Concession Agreement	On-Airport Rental Car	National Rental (US) LLC	LAA-8140
Concession Agreement	On-Airport Rental Car	Sixt Rent A Car, LLC	LAA-8870

LA4-8613D
BOARD FILE NO. LAA-8613D

Mayor Vice President	Terminal Commercial Management Concession Agreement LAA-8613 [**] [**]

LAX

Van Nuys

City of Los Angeles

Eric Garcetti
Mayor

Board of Airport

Commissioners

Sean O. Burton

President

Valeria C. Velasco
Vice President

Gabriel L. Eshaghian

Beatrice C. Hsu

Nicholas P. Roxborough

Dr. Cynthia A. Telles

Karim Webb

Justin Erbacci

Interim Chief Executive Officer

April 22, 2020 Sent via email to mike.salzman@urw.com

Mike Salzman

Exec Vice President & Group Director, Airports

URW Airports, LLC

2049 Century Park East

Los Angeles CA 90067 USA

Re: Terminal Commercial Management Concession Agreement LAA-8613

dated 6/22/2012 between CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS (the “City”), acting by and through its Board of Airport Commissioners (the “Board”), and URW Airports, LLC (“TCM”) (said agreement as may have been heretofore amended is referred to herein as the “Agreement”).

Dear Mr. Salzman,

In consideration of the recent decline in flight and passenger traffic at Los Angeles International Airport and the resulting temporary decline in airport revenue generating opportunities, the City hereby offers an amendment to the above-referenced Agreement in order to provide temporary rental relief on the terms and subject to the conditions set forth in this letter amendment.

1. [**]

2. [**]

Mike Salzman

April 22, 2020

TCM Covenants. In consideration for the benefits provided to TCM under this letter amendment (and as a condition to TCM’s right to receive such benefits), TCM hereby agrees as follows:

TCM agrees to timely re-employ employees who were furloughed or laid off (due to the recent decline in flight and passenger traffic at Los Angeles International Airport (“LAX”) and the resulting temporary decline in airport revenue generating opportunities for TCM at LAX) in direct proportion to increases in TCM’s gross revenues as the decline in passenger traffic recovers, so that, on a quarterly basis, the number of employees on payroll shall increase in proportion to sales increases, using December 2019 payroll levels and sales as the basis of full employment/sales. This provision shall be superseded by a collective bargaining agreement that is in place at the time of the execution of this letter amendment if such collective bargaining agreement contains right to recall provisions.

If not prohibited by the Employee Retirement Income Security Act (ERISA) or any other applicable law, and where it is not in conflict with any applicable collective bargaining agreement, TCM shall maintain health insurance coverage for all employees who were (i) employed by TCM during February 2020, (ii) had health insurance coverage during February 2020, and (iii) were laid off, furloughed or whose work hours were reduced by TCM since March 1 2020 (and, as a result of such reduction in hours, had health insurance coverage terminated), due to the recent decline in flight and passenger traffic at LAX and the resulting temporary decline in airport revenue generating opportunities for TCM at LAX.

3.Compliance With Agreement. TCM acknowledges and agrees that TCM’s right to receive the benefit of any abatement and/or deferral of rent or fees set forth herein is absolutely conditioned upon TCM’s full, faithful and punctual performance of its obligations under the Agreement. If TCM defaults in the performance of any of its obligations under the Agreement, such abated or deferred rent or fees shall immediately become due and payable in full upon demand by the City, and the City shall have the right to enforce the Agreement as if there were no such abatement or deferral. Without limiting the generality of the foregoing, TCM acknowledges and agrees that: (i) TCM shall comply with all applicable City of Los Angeles ordinances, (ii) TCM shall have fully funded its Faithful Performance Guarantee as specified in the Agreement (and without reduction with regard to the temporary MAG abatement contemplated herein) and acknowledges that the City may draw upon the Faithful Performance Guarantee immediately and without prior notice in the event of a default by TCM under the Agreement, (iii) in the event that the City draws upon the Faithful Performance Guarantee, TCM agrees to replenish the Faithful Performance Guarantee to its full amount immediately upon request by City, and (iv) TCM shall be current with respect to all payment obligations under the Agreement as of March 1, 2020.

4.TCM Covenants. In consideration for the benefits provided to TCM under this letter amendment (and as a condition to TCM’s right to receive such benefits), TCM hereby agrees as follows:

(a)TCM agrees to timely re-employ employees who were furloughed or laid off (due to the recent decline in flight and passenger traffic at Los Angeles International Airport (“LAX”) and the resulting temporary decline in airport revenue generating opportunities for TCM at LAX) in direct proportion to increases in TCM’s gross revenues as the decline in passenger traffic recovers, so that, on a quarterly basis, the number of employees on payroll shall increase in proportion to sales increases, using December 2019 payroll levels and sales as the basis of full employment/sales. This provision shall be superseded by a collective bargaining agreement that is in place at the time of the execution of this letter amendment if such collective bargaining agreement contains right to recall provisions.

(b)If not prohibited by the Employee Retirement Income Security Act (ERISA) or any other applicable law, and where it is not in conflict with any applicable collective bargaining agreement, TCM shall maintain health insurance coverage for all employees who were (i) employed by TCM during February 2020, (ii) had health insurance coverage during February 2020, and (iii) were laid off, furloughed or whose work hours were reduced by TCM since March 1 2020 (and, as a result of such reduction in hours, had health insurance coverage terminated), due to the recent decline in flight and passenger traffic at LAX and the resulting temporary decline in airport revenue generating opportunities for TCM at LAX.

Mike Salzman

April 22, 2020

The health insurance coverage referenced above shall be the same coverage as was in effect for the affected employee prior to such lay-off, furlough or separation.

TCM shall pass along to all of its sub-concessionaires (i.e., TCM’s “Concessionaires” as defined in the Agreement) the same abatement and deferral benefits received by TCM pursuant to this letter amendment on a ratable and nondiscriminatory basis, provided such sub-concessionaire agrees in writing to comply with the provisions of Sections 4(a) and 4(b) above with respect to such sub-concessionaire’s employees. TCM agrees to use good faith efforts to cause its sub-concessionaires to agree in writing to comply with the provisions of Sections 4(a) and 4(b) above with respect to such sub-concessionaire’s employees. If any such sub-concessionaire fails to so agree in writing, then neither TCM nor such sub-concessionaire shall be entitled to receive the ratable share of such abatement and deferral benefits allocable to such sub-concessionaire.

TCM shall demonstrate to the City’s reasonable satisfaction that TCM is not entitled to any business interruption insurance proceeds or similar benefits that are redundant to the rental relief provided in this letter amendment, and in the event that the City determines that TCM is or becomes entitled to any such benefits, the City reserves the right to decrease or limit the rental relief provided herein accordingly.

Additionally, TCM shall adhere to all federal requirements with respect to use of funds in the event they qualify for and receive Coronavirus Aid Relief and Economic Security Act, more commonly known as the CARES Act.

Subordinate to Applicable Laws. The provisions of this letter amendment are intended to be subject and subordinate to any applicable federal, state or local laws and orders now or hereafter in effect to the extent that the terms of this letter amendment are inconsistent therewith.

No Third Party Beneficiaries. Nothing in this letter amendment, whether express or implied, is intended to grant to, or confer upon, any person or entity any rights or remedies under, or by reason of, this letter amendment other than the parties hereto, and no person or entity shall be deemed a third party beneficiary of this letter amendment or any provision hereof.

1.Such health insurance coverage referenced above shall be in force for a minimum of two (2) months beginning on the date that the employee was laid off, furloughed or had work hours reduced by TCM.

2.The health insurance coverage referenced above shall be the same coverage as was in effect for the affected employee prior to such lay-off, furlough or separation.

3.To the extent such health insurance coverage was previously terminated, TCM shall promptly restore such coverage for the affected employees.

(c)TCM shall pass along to all of its sub-concessionaires (i.e., TCM’s “Concessionaires” as defined in the Agreement) the same abatement and deferral benefits received by TCM pursuant to this letter amendment on a ratable and nondiscriminatory basis, provided such sub-concessionaire agrees in writing to comply with the provisions of Sections 4(a) and 4(b) above with respect to such sub-concessionaire’s employees. TCM agrees to use good faith efforts to cause its sub-concessionaires to agree in writing to comply with the provisions of Sections 4(a) and 4(b) above with respect to such sub-concessionaire’s employees. If any such sub-concessionaire fails to so agree in writing, then neither TCM nor such sub-concessionaire shall be entitled to receive the ratable share of such abatement and deferral benefits allocable to such sub-concessionaire.

(d)TCM shall demonstrate to the City’s reasonable satisfaction that TCM is not entitled to any business interruption insurance proceeds or similar benefits that are redundant to the rental relief provided in this letter amendment, and in the event that the City determines that TCM is or becomes entitled to any such benefits, the City reserves the right to decrease or limit the rental relief provided herein accordingly.

(e)Additionally, TCM shall adhere to all federal requirements with respect to use of funds in the event they qualify for and receive Coronavirus Aid Relief and Economic Security Act, more commonly known as the CARES Act.

5.Subordinate to Applicable Laws. The provisions of this letter amendment are intended to be subject and subordinate to any applicable federal, state or local laws and orders now or hereafter in effect to the extent that the terms of this letter amendment are inconsistent therewith.

6.No Third Party Beneficiaries. Nothing in this letter amendment, whether express or implied, is intended to grant to, or confer upon, any person or entity any rights or remedies under, or by reason of, this letter amendment other than the parties hereto, and no person or entity shall be deemed a third party beneficiary of this letter amendment or any provision hereof.

Mike Salzman

April 22, 2020

7. Full Force and Effect. Except as expressly amended and modified as set forth in this letter amendment, the terms and provisions of the Agreement remain the same and in full force and effect.

Please signify TCM’s agreement to the terms of this letter amendment by countersigning a copy in the space provided below and returning the signed copy to Los Angeles World Airports

Commercial Development Group no later than May 31, 2020. If TCM fails to return a countersigned copy of this letter amendment by such date, the City’s offer to enter into the terms of this letter amendment shall be deemed revoked.

Sincerely,

APPROVED AS TO FORM:	CITY OF LOS ANGELES

Michael N. Feuer,
City Attorney	By:
Chief Executive Officer
Department of Airports

By:
Deputy/Assistant City Attorney

By:
Chief Financial Officer
Department of Airports

The undersigned TCM hereby agrees to the foregoing letter amendment:

Date: May 6, 2020	URW Airports, LLC

ATTEST:

By:	By:
Name:	Name:
Title:	Title:	EVP and Group Director, Airports

LAA-8613D - URW Airports, LLC

Final Audit Report 2020-07-16

Created:	2020-07-15
By:	Janice Sanders (jsanders@lawa.org)
Status:	Signed
Transaction ID:	CBJCHBCAABAAzUXf-HZ0C8uWQljyepLLs9S_5ijOjEz6

"LAA-8613D - URW Airports, LLC" History

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2020-07-16 - 1:01:23 AM GMT

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